Exhibit 10.2

EQUITY GRANTS FOR NON-EMPLOYEE DIRECTORS
Adopted by the Board of Directors on May 5, 2009

On May 11, 2009, each of the non-employee directors will be granted 6,000 options to purchase Common Stock of Home Properties, Inc. (the “Company”).   The exercise price for the options to be issued will be the closing price of a share of the Company’s Common Stock as reflected on the New York Stock Exchange on May 11, 2009 (the “Closing Price”).  The options will be valued using the Black-Scholes formula.

On May 11, 2009, each of the non-employee directors also will be granted shares of the Company’s restricted stock.  The number of shares of restricted stock to be granted will be calculated as follows:  The value of the options granted on May 11, 2009 will be subtracted from $84,000 to arrive at a restricted stock value.  That value will be divided by the Closing Price to determine the number of shares of restricted stock to be granted.

The options and the restricted stock will be granted pursuant to the terms of the Company’s 2008 Stock Benefit Plan, as amended.

The options will vest 20% on each of the first five grant date anniversaries (May 11 of 2010, 2011, 2012, 2013 and 2014) and terminate 10 years after the grant date.  The restrictions on the restricted stock will lapse on the fifth anniversary of the grant date.